EXHIBIT 99

Gray

Television, Inc.

NEWS RELEASE

Gray Reports Operating Results

for the Three Months Ended March 31, 2005

     Atlanta, Georgia – May 5, 2005 . . . Gray Television, Inc. (“Gray”) (NYSE: GTN) today announced results from operations for the three months (“first quarter”) ended March 31, 2005 as compared to the three months ended March 31, 2004.

Significant items to note for the three months ended March 31, 2005:

The results for the three months ended March 31, 2005 generally exceeded previously issued guidance for the first quarter of 2005.

Three Months Ended March 31, 2005	Change from Same Period of Prior Year
Net local broadcast advertising revenue, excluding political advertising revenue of $39.1 million	Increased 5% or $1.8 million

Net political advertising revenue of $293,000	Decreased $3.2 million reflecting the “off-year” of the political election cycle

Total net revenue of $71.6 million	Decreased 4%, or $3.2 million, reflecting the decrease in net political revenues

Broadcast net revenue of $58.3 million	Decreased 6%, or $3.6 million, reflecting the decrease in net political revenues

As of
	March 31, 2005	December 31, 2004
Cash on Hand	$36.7 million	$50.6 million
Total Debt(1)	$655.0 million	$655.9 million

Gray purchased a combined total of 367,700 shares of Gray Common Stock (“GTN”) and Gray Class A Common Stock (“GTNA”) for $5.2 million during the first quarter of 2005.

In addition, since April 1, 2005, Gray has repurchased approximately $11.3 million aggregate principal amount of the company’s 9 1/4% Senior Subordinated Notes due 2011 for a total cost of approximately $12.7 million including accrued interest.

Comments on Results of Operations for the Three Months Ended March 31, 2005:

     Revenues. Total revenues for the three months ended March 31, 2005 decreased 4% to $71.6 million as compared to the same period of the prior year.

•	Broadcasting revenues decreased 6% over the same period of the prior year to $58.3 million. The decrease in broadcasting revenues reflects a 5% increase in non-political local broadcast advertising revenues offset by decreased political advertising revenues, national advertising revenues and network compensation. Excluding political advertising

4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607

revenues, local broadcasting advertising revenues increased 5% to $39.1 million from $37.4 million. Approximately 40% of this increase, or 2% compared to the prior period, is attributable to results from Gray’s launch of three UPN second channels in three of its existing television markets during the second half of 2004, results of WCAV, Charlottesville, VA which began operations in August 2004 and the acquisition of KKCO on January 31, 2005, offset in part by the sale of the Company’s satellite uplink operations on December 31, 2004. We attribute the remaining increase of approximately 3% in non-political local broadcasting advertising revenues to a moderate increase in demand for commercial time by local advertisers. Political advertising revenues decreased to $293,000 from $3.5 million reflecting the cyclical influence of the 2004 Presidential election. National broadcasting advertising revenues decreased 6% to $15.3 million from $16.2 million due to a decrease in demand from national advertisers. Network compensation revenue decreased 32% to $1.6 million due to lower revenue recorded from newly renewed network affiliation agreements. However, under the terms of the affiliation agreements, Gray’s cash payments received or receivable in excess of revenue recognized in accordance with generally accepted accounting principles approximated $459,000 for the three months ended March 31, 2005. In the prior period, the network compensation revenue and the related cash payments received or receivable were approximately equal in their respective amounts.

•	Publishing and other revenues consists primarily of Gray’s newspaper publishing and paging operations. Publishing revenues increased 5% to $11.5 million. Retail advertising revenue and classified advertising revenue were the primary contributors to the increase in publishing revenues with both increasing 10% over the prior period.

     Operating expenses. Operating expenses before depreciation, amortization and loss on disposal of assets increased 4% over the same period of the prior year to $51.2 million. The increase in expenses for the first quarter of 2005 included non-cash charges of approximately $613,000 for common stock contributed to Gray’s 401(k) plan compared to $560,000 for the same period of 2004.

•	Broadcasting expenses, before depreciation, amortization and loss on disposal of assets increased 3% to $38.7 million. Approximately 50% of this increase, is attributable to operating expenses relating to Gray’s launch of three UPN second channels in three of its existing television markets during the second half of 2004, expenses of WCAV, Charlottesville, VA which began operations in August 2004 and expenses of KKCO, acquired on January 31, 2005, offset, in part, by the sale of the Company’s satellite uplink operations on December 31, 2004. The remaining increase is attributable primarily to routine increases in payroll and benefits costs.

Balance Sheet:

     Gray’s cash balance was $36.7 million at March 31, 2005 compared to $50.6 million at December 31, 2004. The decrease in cash reflects $18.8 million of net cash generated by Gray’s operations during the first quarter of 2005 compared to $23.9 million for first quarter of 2004. The 2005 net cash generated from operations was offset by the return of $13.4 million of capital to Gray’s common and preferred shareholders through the payment of dividends and the purchase of its common stock, as well as $6.7 million of cash used for capital expenditures. Gray also used $13.9 million in the purchase of KKCO-TV. Total debt outstanding at March 31, 2005 and December 31, 2004 was $655.0 million and $655.9 million(1), respectively.

Detailed table of operating results follows on the next page.

Gray Television, Inc. Earnings Release for the Three Months ended March 31, 2005	Page 2 of 6

Gray Television, Inc.

(in thousands, except per share data and percentages)

	Three Months Ended
Selected operating data:	March 31,
			%
	2005	2004	Change
OPERATING REVENUES
Broadcasting (less agency commissions)	$58,309	$61,910	(6)%
Publishing and other	13,241	12,819	3%

TOTAL OPERATING REVENUES	71,550	74,729	(4)%

EXPENSES
Operating expenses before depreciation, amortization and loss on disposal of assets:
Broadcasting	38,694	37,398	3%
Publishing and other	9,817	9,402	4%
Corporate and administrative	2,646	2,373	12%
Depreciation	5,814	5,801	0%
Amortization of intangible assets	209	283	(26)%
Amortization of restricted stock awards	98	94	4%
Loss on disposal of assets, net	34	4	750%

TOTAL EXPENSES	57,312	55,355	4%

Operating income	14,238	19,374	(27)%
Miscellaneous income (expense), net	295	143	106%
Interest expense	(11,113)	(10,461)	6%

INCOME BEFORE INCOME TAX EXPENSE	3,420	9,056	(62)%
Income tax expense	1,345	3,554	(62)%

NET INCOME	2,075	5,502	(62)%
Preferred dividends	815	822	(1)%

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$1,260	$4,680	(73)%

Diluted per share information:
Net income per share available to common stockholders	$0.03	$0.09	(67)%

Weighted average shares outstanding	49,045	50,503	(3)%

Political revenue (less agency commission)	$293	$3,534	(92)%

Gray Television, Inc. Earnings Release for the Three Months ended March 31, 2005	Page 3 of 6

Guidance for the Second Quarter of 2005

     We currently anticipate that Gray’s results of operations for the three months ended June 30, 2005 will approximate the ranges presented in the table below (dollars in thousands).

	Three Months Ended June 30,
		%		%
	2005	Change	2005	Change
	Guidance	From	Guidance	From	Actual
Selected operating data:	Low Range	2004	High Range	2004	2004
OPERATING REVENUES
Broadcasting (less agency commissions)	$68,500	(4)%	$69,250	(3)%	$71,235
Publishing and other	13,625	4%	13,725	5%	13,118

TOTAL OPERATING REVENUES	82,125	(3)%	82,975	(2)%	84,353

OPERATING EXPENSES
Operating expenses before depreciation, amortization and other expenses:
Broadcasting	39,700	7%	39,850	8%	37,053
Publishing and other	9,900	7%	9,975	8%	9,278
Corporate and administrative	2,600	20%	2,750	27%	2,163
Depreciation and amortization of intangibles	6,000	(2)%	6,200	2%	6,107
Amortization of restricted stock	90	(4)%	100	6%	94
Loss on disposal of assets	50	(108)%	50	(108)%	(626)

TOTAL OPERATING EXPENSES	58,340	8%	58,925	9%	54,069

OPERATING INCOME	$23,785	(21)%	$24,050	(21)%	$30,284

Other Selected Data
Political revenues (less agency commissions)	$475	(91)%	$550	(90)%	$5,422

     The above guidance for Broadcasting includes the current period impact of Gray’s launch of three UPN second channels in three of its existing television markets during the second half of 2004, results of WCAV, Charlottesville, VA which began operations in August 2004 and the acquisition of KKCO on January 31, 2005 offset in part by the sale of the Company’s satellite uplink operations on December 31, 2004.

     For television stations continuously operated since the beginning of the second quarter of 2004, Gray currently anticipates that its local revenue, excluding political revenue, will increase between 6% and 8% over the second quarter of 2004, national revenue, excluding political revenue, is currently expected to be generally consistent with the results from the second quarter of 2004 and operating expenses, before depreciation, amortization and loss on disposal of assets, will increase approximately 3% over the results from the second quarter of 2004.

     Also included within the operating expense estimates presented above, we currently estimate that non-cash 401(k) plan expense will range between $450,000 and $500,000 for the three months ended June 30, 2005 compared with $392,000 for the same period of 2004.

Gray Television, Inc. Earnings Release for the Three Months ended March 31, 2005	Page 4 of 6

Conference Call Information

     Gray Television, Inc. will host a conference call to discuss its first quarter operating results on May 5, 2005. The call will begin at 1:00 PM Eastern Time. The live dial-in number is 1-888-789-0150 and the reservation number is T564347G. The call will be webcast live and available for replay at www.graytvinc.com. The taped replay of the conference call will be available at 1-888-509-0081 until May 19, 2005.

For information contact:
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

Web site: www.graytvinc.com

Reconciliations:

Reconciliation of Net Income to the Non-GAAP term “EBITDA” ($ in thousands):

	Three Months Ended
	March 31,
	2005	2004
Net income	$2,075	$5,502
Add:
Income tax expense	1,345	3,554
Interest expense	11,113	10,461
Amortization of restricted stock awards	98	94
Amortization of intangible assets	209	283
Depreciation	5,814	5,801

EBITDA	$20,654	$25,695

Reconciliation of Net Income to the Non-GAAP term “Adjusted Media Cash Flow” ($ in thousands):

	Three Months Ended
	March 31,
	2005	2004
Net income	$2,075	$5,502
Add (subtract):
Income tax expense	1,345	3,554
Interest expense	11,113	10,461
Miscellaneous (income) expense, net	(295)	(143)
Loss on disposal of assets, net	34	4
Amortization of restricted stock awards	98	94
Amortization of intangible assets	209	283
Depreciation	5,814	5,801
Amortization of program license rights	2,815	2,756
Common Stock contributed to 401(k) Plan excluding corporate 401(k) contributions	578	530
Network compensation revenue recognized	(1,643)	n/a
Network compensation per network affiliation agreement	2,102	n/a
Payments on program broadcast obligations	(2,815)	(2,697)

Adjusted Media Cash Flow	$21,430	$26,145

Gray Television, Inc. Earnings Release for the Three Months ended March 31, 2005	Page 5 of 6

Reconciliations -continued:

Adjusted Media Cash Flow and EBITDA are non-GAAP terms the Company uses as a measure of performance. Adjusted Media Cash Flow and EBITDA are used by the Company to approximate the amount used to calculate key financial performance covenants including, but not limited to, limitations on debt, interest coverage, and fixed charge coverage ratios as defined in the Company’s senior credit facility and/or subordinated note indenture. Adjusted Media Cash Flow is defined as operating income, plus depreciation and amortization (including amortization of program broadcast rights), non-cash compensation and (gain) loss on disposal of assets, and cash payments received or receivable under network affiliation agreements less payments for program broadcast obligations and less network compensation revenue. Accordingly, the Company has provided a reconciliation of Adjusted Media Cash Flow to net income. EBITDA is defined as net income before income tax expense, interest expense, amortization of restricted stock awards, amortization of intangible assets and depreciation expense.

Notes

(1) Total debt as of March 31, 2005 and December 31, 2004 does not include $1.0 million, respectively, of unamortized debt discount on Gray’s 9 1/4% Senior Subordinated Notes due March 2011.

The Company

     Gray Television, Inc. is a communications company headquartered in Atlanta, Georgia, and currently owns 31 television stations serving 27 television markets. The stations include 16 CBS affiliates, eight NBC affiliates and seven ABC affiliates. Gray Television, Inc. has 23 stations ranked #1 in local news audience and 22 stations ranked #1 in overall audience within their respective markets based on the average results of the 2004 Nielsen ratings reports. The TV station group reaches approximately 5.5% of total U.S. TV households. Gray also owns five daily newspapers, four in Georgia and one in Indiana.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

     The following comments on Gray’s current expectations of operating results for the first quarter of 2005 are “forward looking” for purposes of the Private Securities Litigation Reform Act of 1995. Actual results of operations are subject to a number of risks and may differ materially from the current expectations discussed in this press release. See Gray’s Annual Report on Form 10-K for a discussion of risk factors that may affect its ability to achieve the results contemplated by such forward looking statements.

Gray Television, Inc. Earnings Release for the Three Months ended March 31, 2005	Page 6 of 6